UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 5, 2013

PETROQUEST ENERGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714
(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

LAFAYETTE, LA – November 5, 2013—PetroQuest Energy, Inc. (NYSE: PQ) today announced results for the third quarter ended September 30, 2013, which include the effect of its acquisition of certain shallow water Gulf of Mexico assets (the “Acquired Assets”) for an adjusted purchase price of approximately $188 million on July 3, 2013. The following bullets compare certain of the Company’s third quarter 2013 results to those of the second quarter of 2013 highlighting the impact of the acquisition:

•	Oil production increased 90%

•	Discretionary cash flow increased 35%

•	Total production increased 25%

•	Oil revenue up 97% and total oil and gas revenue up 46%

Net income available to common stockholders for the quarter ended September 30, 2013 totaled $383,000, or $0.01 per share, compared to third quarter 2012 net loss available to common stockholders of $38,639,000, or $0.62 per share. For the first nine months of 2013, the Company reported net income available to common stockholders of $6,652,000, or $0.10 per share, compared to net loss available to common stockholders of $111,767,000, or $1.79 per share, for the first nine months of 2012. Net loss for the three and nine month 2012 periods included ceiling test writedowns totaling $35,391,000 and $108,987,000, respectively.

Discretionary cash flow for the third quarter of 2013 was $26,717,000, as compared to $17,339,000 for the comparable 2012 period. Net cash flow provided by operating activities totaled $12,294,000 and $25,408,000 during the third quarters of 2013 and 2012, respectively. For the first nine months of 2013, discretionary cash flow was $65,158,000. Discretionary cash flow for the first nine months of 2012 was $57,055,000. Net cash flow provided by operating activities totaled $32,909,000 and $67,676,000 during the first nine months of 2013 and 2012, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.

Production for the third quarter of 2013 was 10.9 Bcfe, a 28% increase from the 8.5 Bcfe produced during the comparable period of 2012. Oil and natural gas liquids production for the third quarter of 2013 increased 79% and 39%, respectively, from the comparable period of 2012. Oil and natural gas liquids production was approximately 23% of the total production for the third quarter of 2013 as compared to 19% for the year-ago quarter. For the first nine months of 2013, production was 27.8 Bcfe compared to 25.1 Bcfe for the comparable period of 2012.

Stated on an Mcfe basis, unit prices received during the third quarter and the first nine months of 2013 were 28% and 13% higher, respectively, than the comparable 2012 periods. Oil and gas sales during the third quarter of 2013 increased 64% to $55,578,000, as compared to $33,913,000 in the third quarter of 2012. For the first nine months of 2013, oil and gas sales increased 26% to $129,630,000 from $103,286,000 in the first nine months of 2012.

Lease operating expenses for the third quarter of 2013 were $1.16 per Mcfe as compared to $1.13 per Mcfe in the third quarter of 2012. For the first nine months of 2013, lease operating expenses per Mcfe were $1.12 as compared to $1.13 in the comparable period of 2012.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the third quarter of 2013 was $2.03 per Mcfe as compared to $1.73 per Mcfe in the third quarter of 2012. The increase in DD&A is primarily the result of the impact of the purchase price of the Acquired Assets. For the first nine months of 2013, DD&A per Mcfe was $1.76 as compared to $1.80 per Mcfe for the comparable period of 2012.

Interest expense for the third quarter of 2013 increased to $8,071,000, as compared to $2,338,000 in the third quarter of 2012. For the first nine months of 2013, interest expense was $14,051,000, compared to $7,021,000 for the comparable period of 2012. The increase in interest expense was the result of the issuance of $200 million of 10% senior notes due 2017, which were used to finance the purchase of the Acquired Assets.

General and administrative expenses increased $3,169,000 and $2,658,000 for the third quarter and nine months ended September 30, 2013, as compared to the respective 2012 periods. General and administrative expenses for the 2013 periods included approximately $2,900,000 in acquisition costs related to the purchase of the Acquired Assets. In addition, during the third quarter of 2013, the Company recognized approximately $1,000,000 in general and administrative expenses associated with benefits due under the compensation agreements of the Company’s Executive Vice President & General Counsel, who passed away unexpectedly in September 2013.

Production taxes for the third quarter of 2013 totaled $1,248,000, as compared to $880,000 in the third quarter of 2012. For the first nine months of 2013, production taxes were $3,757,000 compared to $112,000 for the comparable period of 2012. Production taxes during 2012 were lower as a result of recording a receivable of $2,717,000 during the second quarter of 2012 for refunds relative to production taxes previously paid on Oklahoma horizontal wells.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-and nine-month periods ended September 30, 2013 and 2012:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Production:
Oil (Bbls)	219,402	122,645	460,822	379,958
Gas (Mcf)	8,351,200	6,888,569	21,519,550	20,563,350
Ngl (Mcfe)	1,238,719	894,138	3,560,179	2,250,569
Total Production (Mcfe)	10,906,331	8,518,577	27,844,661	25,093,667
Total Daily Production (MMcfe)	118.5	92.6	102.0	91.6
Sales:
Total oil sales	$23,663,415	$13,287,548	$48,831,937	$41,627,602
Total gas sales	25,009,383	15,583,994	61,980,015	46,321,605
Total ngl sales	6,905,048	5,041,274	18,818,166	15,336,515

Total oil and gas sales	$55,577,846	$33,912,816	$129,630,118	$103,285,722

Average sales prices:
Oil (per Bbl)	$107.85	$108.34	$105.97	$109.56
Gas (per Mcf)	2.99	2.26	2.88	2.25
Ngl (per Mcfe)	5.57	5.64	5.29	6.81
Per Mcfe	5.10	3.98	4.66	4.12

The above sales and average sales prices include increases (decreases) to revenue related to the settlement of gas hedges of $767,000 and $1,482,000, Ngl hedges of $5,000 and $312,000 and oil hedges of ($538,000) and $491,000 for the three months ended September 30, 2013 and 2012, respectively. The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of $422,000 and $6,867,000, Ngl hedges of $5,000 and $544,000, and oil hedges of ($684,000) and $853,000 for the nine months ended September 30, 2013 and 2012, respectively.

The following initiates guidance for the fourth quarter of 2013:

Guidance for
Description	4th Quarter 2013
Production volumes (MMcfe/d)	110 – 120
Percent Gas	75%
Percent Oil	14%
Percent NGL	11%
Expenses:
Lease operating expenses (per Mcfe)	$1.15 – $1.25
Production taxes (per Mcfe)	$0.10 – $0.15
Depreciation, depletion and amortization (per Mcfe)	$2.00 – $2.10
General and administrative (in millions)*	$5.0 – $6.0
Interest expense (in millions)	$7.5 – $8.0
2013 Capital Expenditures (in millions)**	$100 – $110

*	Includes non-cash stock compensation estimate of $1.1 million
**	Excludes acquisition costs for the Acquired Assets

Production volumes forecasted for the fourth quarter have been negatively impacted by maintenance on one of the three producing La Cantera wells, downtime due to Tropical Storm Karen in October and downstream third party pipeline work at West Delta 89. Production from La Cantera has been fully restored and the pipeline work at West Delta 89 has been completed.

2014 Guidance

The Company reiterates its previously issued production and capital expenditure guidance for 2014. The Company expects to provide updated guidance, including detailed cost guidance for 2014, in connection with the announcement of its final 2013 proved reserves.

Operations Update

In the Gulf Coast, the Company’s Tokay prospect located at its Ship Shoal 72 field has reached total depth. The Company has an approximate 80% net revenue interest in the well, which encountered six separate pay intervals and logged a total of 209 net feet of pay. The well was recently completed and is expected to achieve a maximum 24 hour gross production rate of 400—600 Bbls of oil per day.

The Company expects to spud its Sawgrass prospect in approximately three weeks. This liquids rich onshore prospect is located in Terrebonne Parish, LA and is expected to reach total depth at the end of the year. The Company has an approximate 57% working interest in this well.

The Company continues to move forward with finalizing drilling plans for its Thunder Bayou prospect, located approximately two miles north of its La Cantera discovery. The Company is in discussions with potential partners to determine the final participation levels in the project and is evaluating drilling rigs and related service providers with expectations to spud this potentially high impact well near the end of the year or in early January 2014. The Company expects to have an approximate 50% working interest in the Thunder Bayou prospect.

During the third quarter, the operator experienced a substantial delay in receiving final regulatory approvals to commence production from two oil wells (NRI—18%) at Ship Shoal 238. The Company originally expected production to commence in mid-August. However, final permits were not received until mid-September and production was initiated at the end of September at a 24 hour gross rate of approximately 1,400 Boe/d (90% oil), limited by the need for additional facility modifications. The Company is in the process of upgrading the topside production equipment on the non-operated host platform. Once work is completed in approximately four weeks, the Company expects the total gross production rate from these two wells will increase to its original estimate of approximately 3,000 Boe/d (90% oil).

At West Delta 89, the Company previously forecasted two recompletions to be online by the end of August 2013. During September, the Company successfully completed the first of the two scheduled recompletions. While performing the second recompletion, the Company encountered a down-hole obstruction which has significantly delayed the commencement of production from the larger of the two recompletions. The Company expects to finish the recompletion within two weeks and initiate production which was previously scheduled for September.

In the Woodford, the Company has commenced drilling on its first pad on the recently acquired rich gas acreage on the western portion of its leasehold position. The five well pad (avg NRI-39%) is expected to be completed in late January 2014 as part of the expected 50 gross well Woodford drilling campaign for 2014. The Company continues to successfully add to its rich gas acreage position and has now acquired in excess of 25,000 net JV acres during 2013, bringing its total rich gas acreage to approximately 30,000 net JV acres.

In East Texas, the Company is actively preparing for a significant increase to its horizontal Cotton Valley program. Permitting and drilling location preparation have commenced at several of the proposed 2014 sites. The Company expects to take delivery of an operated rig in January of 2014 with drilling to commence shortly thereafter. The Company expects to drill 8 to 10 horizontal Cotton Valley wells in 2014 compared to one well in 2013.

In the Mississippian Lime, the Company recently commenced its Pawnee County 3-D seismic survey. The Company expects to receive this data set in late January 2014. The future development plans will be decided after thoroughly analyzing well results with the Kay and Pawnee seismic data packages. In addition, the Company is currently participating in a non-operated Mississippian Lime well in Kay County and is monitoring industry Woodford Shale drilling results in the area.

Hedging Update

The Company recently initiated the following commodity hedging transactions:

	Instrument
Production Period	Type	Daily Volumes	Price
Oil:
Sept 13 – Dec 13	Swap	100 Bbls	$106.85	(1)
2014	Swap	200 Bbls	$101.00	(2)
2014	Swap	100 Bbls	$102.15	(2)
Jan 14 – June 14	Swap	200 Bbls	$101.30	(2)
Gas:
2014	Swap	10,000 Mmbtu	$4.00
NGL:
Sept 13 – Dec 13	Swap	150 Bbls	$92.42	(3)

(1)	WTI Index
(2)	LLS Index
(3)	Pentane

The Company has approximately 124,000 barrels of oil, 4.1 Bcf of gas and 14,000 barrels of NGLs hedged for the remainder of 2013 at an average floor price of $102.45 /Bbl, $3.63/Mcf and $92.42/Bbl, respectively. In addition, the Company has approximately 310,000 barrels of oil and 7.3 Bcf of gas hedged for 2014 at an average floor price of $97.91/Bbl and $4.04/Mcf, respectively.

Borrowing Base Update

The Company’s lenders have completed their semi-annual redetermination of the borrowing base under the revolving credit facility. The bank group reaffirmed the Company’s recently increased borrowing base of $200 million, subject to the aggregate commitments of the lenders, which presently total $150 million at the Company’s request. The next re-determination of the borrowing base is expected to occur on or before March 31, 2014.

Management Statement

“Our Tokay discovery builds upon our recent Gulf Coast successes and reinforces our strategic vision that successful Gulf Coast exploitation activities, combined with our fully developed, producing Gulf of Mexico acquisition, will generate substantial free cash flow to be deployed to develop of our onshore assets,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “The minor start up issues that we have experienced have no impact on reservoir quality, reserve estimates or our outlook on our 2014 liquids production profile, which we are forecasting to average approximately 3,000 barrels of oil per day and 3,800 barrels of NGLs per day, and we expect to have the acquired Gulf of Mexico assets fully integrated in short order.”

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to integrate our recently completed acquisitions with our operations and realize we anticipate benefits from the acquisitions, any unexpected costs or delays in connection with the acquistions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.

Consolidated Balance Sheets

(Amounts in Thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$19,409	$14,904
Revenue receivable	31,561	17,742
Joint interest billing receivable	27,212	42,595
Other receivable	—	9,208
Derivative asset	2,323	830
Prepaid drilling costs	963	1,698
Other current assets	7,411	2,607

Total current assets	88,879	89,584

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	2,003,907	1,734,477
Unevaluated oil and gas properties	87,117	71,713
Accumulated depreciation, depletion and amortization	(1,530,928)	(1,472,244)

Oil and gas properties, net	560,096	333,946
Other property and equipment	13,340	12,370
Accumulated depreciation of other property and equipment	(8,512)	(7,607)

Total property and equipment	564,924	338,709
Derivative asset	305	—
Other assets, net of accumulated depreciation and amortization of $5,166 and $4,240, respectively	9,783	5,110

Total assets	$663,891	$433,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$31,353	$58,960
Advances from co-owners	7,144	20,459
Oil and gas revenue payable	45,438	26,175
Accrued interest and preferred stock dividend	4,175	6,190
Asset retirement obligation	1,502	2,351
Derivative liability	525	233
Other accrued liabilities	9,616	6,535

Total current liabilities	99,753	120,903

Bank debt	75,000	50,000
10% Senior Notes	350,000	150,000
Asset retirement obligation	41,350	24,909
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 63,353 and 62,768 shares, respectively	63	63
Paid-in capital	279,260	276,534
Accumulated other comprehensive income	1,340	521
Accumulated deficit	(182,876)	(189,528)

Total stockholders’ equity	97,788	87,591

Total liabilities and stockholders’ equity	$663,891	$433,403

PETROQUEST ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Revenues:
Oil and gas sales	$55,578	$33,913	$129,630	$103,286
Gas gathering revenue	9	38	68	119

	55,587	33,951	129,698	103,405

Expenses:
Lease operating expenses	12,652	9,658	31,208	28,408
Production taxes	1,248	880	3,757	112
Depreciation, depletion and amortization	22,475	15,032	49,882	46,024
Ceiling test write-down	—	35,391	—	108,987
General and administrative	9,132	5,963	20,199	17,541
Accretion of asset retirement obligation	543	525	1,203	1,542
Interest expense	8,071	2,338	14,051	7,021

	54,121	69,787	120,300	209,635

Other income (expense):
Other income	176	257	432	529
Derivative income (expense)	45	(340)	202	(715)

	221	(83)	634	(186)

Income (loss) from operations	1,687	(35,919)	10,032	(106,416)
Income tax expense (benefit)	17	1,435	(474)	1,496

Net income (loss)	1,670	(37,354)	10,506	(107,912)
Preferred stock dividend	1,287	1,285	3,854	3,855

Net income (loss) available to common stockholders	$383	$(38,639)	$6,652	$(111,767)

Earnings per common share:
Basic
Net income (loss) per share	$0.01	$(0.62)	$0.10	$(1.79)

Diluted
Net income (loss) per share	$0.01	$(0.62)	$0.10	$(1.79)

Weighted average number of common shares:
Basic	63,096	62,492	62,936	62,356

Diluted	63,242	62,492	63,105	62,356

PETROQUEST ENERGY, INC.

Consolidated Statements of Cash Flows

(unaudited)

(Amounts in Thousands)

	Nine Months Ended
	September 30, 2013	September 30, 2012
Cash flows from operating activities:
Net income (loss)	$10,506	$(107,912)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax expense (benefit)	(474)	1,496
Depreciation, depletion and amortization	49,882	46,024
Ceiling test writedown	—	108,987
Accretion of asset retirement obligation	1,203	1,542
Share based compensation expense	3,105	5,609
Amortization costs and other	1,138	594
Non-cash derivative (income) expense	(202)	715
Payments to settle asset retirement obligations	(2,415)	(2,519)
Changes in working capital accounts:
Revenue receivable	(13,819)	141
Prepaid drilling and pipe costs	735	2,891
Joint interest billing receivable	13,612	20,312
Accounts payable and accrued liabilities	(11,781)	1,464
Advances from co-owners	(13,315)	(8,802)
Other	(5,266)	(2,866)

Net cash provided by operating activities	32,909	67,676

Cash flows used in investing activities:
Investment in oil and gas properties	(261,707)	(121,428)
Investment in other property and equipment	(970)	—
Sale of oil and gas properties	18,915	837
Sale of unevaluated oil and gas properties	—	6,083

Net cash used in investing activities	(243,762)	(114,508)

Cash flows provided by financing activities:
Net payments for share based compensation plans	(379)	(840)
Deferred financing costs	(487)	(33)
Payment of preferred stock dividend	(3,854)	(3,855)
Proceeds from issuance of 10% Senior Notes	200,000	—
Deferred financing costs of 10% Senior Notes	(4,922)	—
Proceeds from bank borrowings	62,000	72,500
Repayment of bank borrowings	(37,000)	(37,500)

Net cash provided by financing activities	215,358	30,272

Net increase (decrease) in cash and cash equivalents	4,505	(16,560)
Cash and cash equivalents, beginning of period	14,904	22,263

Cash and cash equivalents, end of period	$19,409	$5,703

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$19,479	$15,628

Income taxes	$11	$15

PETROQUEST ENERGY, INC.

Non-GAAP Disclosure Reconciliation

(Amounts In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$1,670	$(37,354)	$10,506	$(107,912)
Reconciling items:
Deferred tax expense (benefit)	17	1,435	(474)	1,496
Depreciation, depletion and amortization	22,475	15,032	49,882	46,024
Ceiling test writedown	—	35,391	—	108,987
Non-cash derivative (income) expense	(45)	340	(202)	715
Accretion of asset retirement obligation	543	525	1,203	1,542
Share based compensation expense	1,325	1,771	3,105	5,609
Amortization expense and other	732	199	1,138	594

Discretionary cash flow	26,717	17,339	65,158	57,055

Changes in working capital accounts	(12,102)	8,138	(29,834)	13,140
Settlement of asset retirement obligations	(2,321)	(69)	(2,415)	(2,519)

Net cash provided by operating activities	$12,294	$25,408	$32,909	$67,676

Note:	Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date: November 5, 2013	By:	/s/ J. Bond Clement

J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer